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                LICENSE AGREEMENT FOR TELECOMMUNICATIONS SERVICES

            THIS LICENSE AGREEMENT FOR TELECOMMUNICATIONS SERVICES (this "Agreement"), made as of the __ day of August, 1997, is by and between TISHMAN SPEYER TRAMMELL CROW LIMITED PARTNERSHIP, a New York limited partnership ("Licensor"), and FIBERNET EQUAL ACCESS, LLC, a New York limited liability company ("Licensee").

                                    RECITALS

            Licensee has requested that Licensor grant to Licensee a license to construct, operate and maintain a telecommunications distribution system in the Building (as hereinafter defined) (i) to make available to one or more Tenants (as hereinafter defined) connections to Carriers (as hereinafter defined) of each such Tenant's choice, (ii) to provide to Tenants interconnections of their telecommunications equipment and (iii) to install and maintain related equipment in certain premises (the "Basement Space") not to exceed 1,000 square feet in a location reasonably acceptable to Licensor and Licensee on the basement level of that certain office building (the "Building") owned by Licensor and commonly known as and located at 1301 Avenue of the Americas, New York, New York. Licensor has agreed to grant such license to Licensee, subject to the terms and conditions contained herein.

            NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

            1. Definitions. As used herein, the following terms shall have the following meanings:

            "Base CPI" means the CPI for the month in which the Effective Date occurs.

            "Basement Rent" means an amount, per annum, equal to $15.00 per square foot of Basement Space used in connection with the Facilities, for the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date. For every year (or partial year) thereafter during the Term, Basement Rent shall mean the previous year's Basement Rent; provided that, if for any Increase Year the Comparative CPI immediately preceding such Increase Year shall exceed the Base CPI, in the case of the first
(1st) Increase Year or the Comparative CPI of the next preceding Increase Year in each subsequent Increase Year, the Basement Rent as then in effect shall be increased by an amount equal to the product of (a) such excess and (b) the Basement Rental for such Increase Year.

            "Carriers" means the local and/or inter exchange carriers, competitive access carriers, cellular carriers, personal communication network carriers, wireless carriers and
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NYNEX (or its successor as the New York regional Bell operating company) now or hereafter providing the Services to Tenants in the Building.

            "Comparative CPI" means the CPI for the month preceding the month in which each Increase Year commences.

            "Consolidated" refers to the consolidation of accounts in accordance with generally accepted accounting principles ("GAAP").

            "CPI" means, for the month involved, the consumer price index for all urban consumers as issued and published by the U.S. Bureau of Labor Statistics or if no longer so issued or published, such other reasonably comparable index or statistical information selected by Licensor as may be published by a reliable, recognized and non-partisan organization.

            "EBITDA" means, for any period, Consolidated net income (or net loss) plus, to the extent deducted therefrom: (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case of Licensee and its subsidiaries, determined in accordance with GAAP for such period.

            "Facilities" means the telecommunications risers, conduits, redundant fiber optic and dedicated copper cable, digital electronic transmission devices, switches and associated equipment installed or constructed in or at the Building by or on behalf of Licensee.

            "Force Majeure" means any and all causes beyond the reasonable control of Licensor or Licensee, as the case may be, including delays caused by the other party hereto, legal requirements and other forms of governmental restrictions, regulations, guidelines or controls, whether voluntary or mandatory, relating to Licensor or the Building (including energy and water or other utility or service conservation measures), labor disputes, accidents, mechanical breakdowns, shortages or inability to obtain labor, fuel, steam, water, electricity or materials through ordinary sources, acts of God, war, sabotage, embargo, enemy action, civil commotion, fire or other casualty, but shall not include lack of funds or financial inability to perform.

            "Governmental Authority" means any national, state, municipal or local government or other political subdivision thereof, and any body, agency, ministry, board, taxing or other authority, court or tribunal of the foregoing and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.
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            "Increase Year" means the twelve (12) month period beginning on the first (1st) day of the month in which the first (1st) anniversary of the Effective Date occurs and each consecutive twelve (12) month period thereafter during which any portion of the Term occurs.

            "Services" means the telecommunications services provided by Licensee to Tenants and Carriers, including, but not limited to, various types of voice, video and data communications devices, switching equipment and information management systems.

            "Tenant" means a tenant (or any permitted assignee, licensee or subtenant of such tenant) in the Building, as acknowledged from time to time by Licensor to Licensee at Licensee's request.

            2. Grant of License. Licensor grants to Licensee, in consideration of the Fees (as hereinafter defined), a license (the "License") for the sole use and purpose of designing, installing, maintaining, operating, repairing and replacing, at the sole expense of Licensee, the Facilities in the Building and to resell and/or lease capacity from the system to Tenants and Carriers; provided, however, that Licensor's grant to Licensee of the License hereunder shall not be effective until such time as Licensee shall have provided evidence satisfactory to Licensor in Licensor's sole discretion that Licensee has arranged adequate financing for the construction and maintenance of the Facilities and provision of the Services ("Adequate Financing"). Licensor's grant to Licensee of the License hereunder shall be effective on the date (the "Effective Date") upon which Licensee receives notice from Licensor that Licensor has determined that Licensee has arranged Adequate Financing. Licensee shall use the Facilities to provide the Services to Tenants and to Carriers.
The License may only be exercised for the purposes specified herein, and any attempt to exercise the License for any other purpose, without the prior written approval of Licensor, shall render the License immediately void. Notwithstanding the foregoing, Licensor shall have the right to grant, renew or extend licenses to a Carrier whenever a Tenant shall request direct service from, or access to, any such Carrier; provided, however, that such Carrier shall not be permitted to lease or resell excess capacity to other Tenants unless requested to do so by such other Tenants. Licensor further agrees that no other Carrier or entity shall be granted a license in the Building for the purposes contemplated by this Agreement.

            3. Provision of Space; Construction. Subject to the rights of Tenants, Licensor shall provide (i) non-exclusive space in the conduits, risers and shafts located in the common areas of the Building as designated by Licensor and (ii) use of the Basement Space, for Licensee to install, construct, operate, repair, maintain and replace the Facilities as designated by Licensor. Licensee shall deliver plans and specifications relating to the installation and construction of the Facilities in accordance with the terms, provisions and time frames set forth in Exhibit A attached hereto. Licensee shall cause all of the Facilities to be installed and constructed in accordance with Exhibit A. Subject to the rights of
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Tenants, Force Majeure and other circumstances beyond Licensor's reasonable control, Licensor shall use its reasonable efforts to provide Licensee access to the Building, including the Facilities, twenty-four hours a day, so that Licensee may perform maintenance and repair functions.

            4. Payment of Rent. Licensee shall pay to Licensor without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, in lawful money of the United States by wire transfer of funds to Licensor's account, as designated by Licensor, or by check drawn upon a bank approved by Licensor, Basement Rent in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term, commencing on the Effective Date.

            5. Repair by Licensee. Licensee shall not permit the Facilities to be removed or demolished except in accordance with this Agreement. Licensee shall maintain the Facilities in good repair, working order and condition, subject to reasonable wear and tear. Licensee shall promptly restore, replace or rebuild the Facilities or any part thereof at any time damaged or destroyed by any casualty (whether or not insured against or insurable) in accordance with
Section 6.

            6. Alterations. Licensee shall not make or allow to be made any alterations or additions to the Facilities ("Alterations") without first obtaining the consent of Licensor. Licensor's consent will not be unreasonably withheld with respect to any proposed Non-Structural Alteration. An Alteration shall be deemed to be "Nonstructural" if such Alteration would not, in Licensor's sole judgment, affect the structural, mechanical, electrical, plumbing, fire protection, life safety or other systems of the Building. All Alterations shall be subject to the guidelines and requirements set forth on Exhibit A.

            7. Liens. Subject to Section 13(a)(ii), Licensee shall own the Facilities free and clear of any liens, charges, security interests or encumbrances whatsoever. Should any mechanic's or other lien be filed against any portion of the Building or the land on which it is located by reason of Licensee's acts or omissions or because of a claim against Licensee, Licensee shall cause the same to be cancelled or discharged of record by bond or otherwise within ten (10) days after notice from Licensor. If Licensee shall fail to cancel or discharge any such lien within said 10 day period, Licensor may cancel or discharge the same and upon Licensor's demand, Licensee shall reimburse Licensor for all costs incurred in cancelling or discharging such liens. Notwithstanding the foregoing, Licensee, at its expense, after notice to Licensor, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity of such lien; provided that Licensee maintains proper reserves in connection therewith and such proceedings could not subject Licensor to any civil or criminal penalty or liability or involve any risk of sale, forfeiture or loss of the Building or any property of Licensor or tenants of the building or constitute a default under any loan documents or other agreements affecting the Building.
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            8. Services. (a) Throughout the Term, Licensee shall offer the
Services to all Tenants. Licensee shall maintain the Facilities so that the Services and the Facilities (i) shall be the most competitive, up-to-date and technically advanced services and facilities available to tenants in the New York metropolitan area and shall be sufficient to satisfy the technical requirements established from time to time by any Carrier and (ii) shall have the capacity to fulfill the additional needs of Tenants from time to time. Licensee agrees to adopt new technologies to improve the Services and the Facilities if requested by Licensor if the same are being utilized in comparable office buildings in the New York metropolitan area.

            (b) Licensee shall operate the Facilities and render the Services in a manner that will not disrupt, affect or interfere with any other provider of services in the Building (including any public utility or Carrier) or any Tenant's use, occupancy and enjoyment of its premises or the common areas of the Building.

            (c) The fees charged by Licensee for the Services shall be comparable to those charged by other providers of similar services or facilities in the New York metropolitan area.

            (d) The Services shall be available at all times to Tenants and Carriers who subscribe thereto, subject to the terms of any direct agreements between Licensee and any such Tenant or Carrier.

            (e) Licensee shall not offer any services other than the Services, or install any equipment other than the Facilities, or discontinue to offer the Services and the Facilities, without the consent of Licensor.

            (f) Licensee shall include, as a standard term in each contract which it proposes to execute with a Tenant or a Carrier, a clause stating that
(i) in the case of Tenants, any cessation or interruption of the Services or any breach of such contract by Licensee shall not constitute a default or constructive eviction by Licensor under the lease between such Tenant and Licensor and (ii) such Tenant or Carrier shall hold harmless Licensor, its agents, employees and related persons from any claims such Tenant may have against Licensee pursuant to such contract.

            (g) Within thirty (30) days after the date of this Agreement, Licensee shall submit to Licensor for its approval copies of contracts which Licensee proposes to execute with any Carrier or Tenant. Licensee shall utilize any such contracts with Carriers or Tenants which have been approved by Licensor and shall not materially alter or modify such contracts without Licensor's approval.
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            (h) Licensee shall maintain an emergency repair service at all times in connection with the provision of the Services. Licensee shall respond immediately to any interruption in the Services and take all actions reasonably necessary to restore the Services immediately.

            (i) Licensee shall provide the Services to Tenants and Carriers only.

            (j) Upon execution of this Agreement, Licensee may, subject to the approval of Licensor, such approval not to be unreasonably withheld, conduct a survey of Tenants to determine customer demand for telecommunication services.

            9. Right to Perform Licensee's Covenants. If Licensee shall fail to perform any of its obligations under this Agreement, Licensor may but shall not be obligated to, subject to the terms of any Tripartite Agreement (as hereinafter defined) then in effect, perform the same at the expense of Licensee
(a) immediately and without notice in the case of emergency or in case such failure unreasonably interferes with the use of the Services or any other service provided to Tenants or constitutes a default by Landlord under any lease or other agreement with a Tenant and (b) in any other case if such failure continues after two (2) days from the date of the giving by Licensor to Licensee of notice of Licensor's intention so to perform the same or, in the case of a failure which for causes beyond Licensee's reasonable control cannot with due diligence be cured within such 2 day period, such 2 day period shall be deemed extended if Licensee (i) shall immediately upon the receipt of such notice, advise Licensor of Licensee's intention to institute all steps necessary to cure such failure and (ii) shall institute and thereafter with reasonable diligence prosecute to completion all steps necessary to cure the same. Licensee shall pay to Licensor all sums expended by Licensor in connection with such cure promptly after demand by Licensor therefore. All sums not paid within five (5) days after the date when due under this Agreement shall earn interest at a rate per annum equal to the lesser of (a) two percentage points (2%) above the rate announced from time to time by Citibank, N.A. as its "base rate" to be in effect in its principal office in New York, New York or (b) the maximum rate permitted by applicable law from the date when due until paid.

            10. Term. (a) The License shall be for a term (the "Term") commencing on the Effective Date and ending on the tenth (10th) anniversary of the Effective Date (unless sooner terminated pursuant to the terms hereof). At any time within ninety (90) days after a transfer, directly or indirectly, of not less than a majority interest in the ownership of the Building, then in any such event, Licensor, upon sixty (60) days written notice to Licensee, may revoke the License and upon expiration of such 60 day period, the License shall be of no further force and effect; provided, however, that Licensor shall pay to Licensee an amount equal to the sum of (i) the total amount of (A) cash funded as capital contributions by Licensee to fund the installation of the Facilities and (B) indebtedness the proceeds of which were used to fund the installation of the Facilities, to the extent the amounts in (A) and (B)
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                                        7


remain unamortized as of the date of such transfer calculated using the schedule of amortization set forth on Exhibit B and (ii) payment of the market value of Licensee's operation of the Facilities which value shall be calculated based on an EBITDA valuation method for a period equal to ten (10) years less the then expired portion of the Term, using a discount rate of fourteen percent (14%). Promptly after completion of installation of the Facilities, Licensee shall calculate and provide evidence of the calculation of item (i) above to Licensor. Licensor shall have the right to challenge and audit such calculations. The cost of such audit shall be reimbursed to Licensor by Licensee should a discrepancy of more than five percent (5%) be discovered as a result of such audit.

            (b) If, within 180 days after the expiration of the term hereof, Licensor shall intend to enter into a license arrangement similar hereto for the provision of telecommunication services in such manner and by such medium as shall then be appropriate. Licensor shall notify Licensee of its intentions in such regard and Licensee shall be entitled to submit whatever proposals it chooses for the provision of such services, it being understood and agreed that Licensee shall have no right to renew this Agreement and Licensor shall be under no obligation to accept any proposals so submitted by Licensee.

            11. Taxes, Fees and Permits. Licensee shall pay all federal, state and local taxes applicable to the License, the Facilities, the Licensor Work, the Licensee Work and the Alterations. Further, Licensee shall procure, maintain and pay for all fees, permits and governmental agency licenses necessary in connection with the installation, maintenance and operation of the Facilities and the provision of the Services. Licensee shall provide Licensor with copies of all such permits and licenses.

            12. License Fees. In consideration of the rights and privileges granted to Licensee under this Agreement, and in addition to the payment of Basement Rent, Licensee agrees to pay to Licensor license fees (the "License Fees") equal to fourteen percent (14%) of the gross revenues received by Licensee from the Carriers, Tenants or any other parties in connection with the use of the Facilities or the provision of the Services ("Gross Revenues") per annum. Gross Revenues shall not include bad debts or refundable deposits. Within fifteen (15) days after the end of each calendar quarter during the Term, Licensee shall deliver to Licensor a statement of Gross Revenues for the previous quarter, certified by an officer of Licensee. At the request of Licensor, Licensee shall make available such additional information and records to allow Licensor to review and verify such statements of Gross Revenues. License Fees shall be payable monthly in arrears on the twentieth (20th) of each month, calculated on billings for the previous month. Payment of the License Fee shall be accompanied by a detailed list of customers billed and services provided for the relevant period.

            In the event that the tax status of Licensor (or any constituent thereof) shall at any time cause it to be preferable to Licensor to receive License Fees calculated on a "gross"
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                                      8


rather than a "net" basis, Licensee agrees to cooperate with Licensor in negotiating an amendment or modification of this Agreement to reflect recomputation and recharacterization of the License Fees and shall at the request of Licensor execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section shall be structured so that the economic results to Licensor and Licensee shall be substantially similar to those set forth herein without regard to such amendment or modification.

            13. Assignment or Sublicense. (a) Licensee shall not assign this Agreement or grant a sublicense to any person, firm, entity or corporation for the operation of the Facilities without the prior written consent of Licensor; provided, however, that Licensor will not unreasonably withhold its consent to an assignment of this License to an (i) entity wholly owned by Licensee, or (ii) entity which (A) succeeds to all or substantially all of Licensee's assets whether by merger, sale or otherwise, (B) has a net worth equal to or greater than Licensee's net worth on the date hereof or immediately prior to such assignment, whichever is greater and (C) is controlled by one or more individuals having not less than ten years experience managing the provision of telecommunication services in the New York metropolitan area. Without limiting the foregoing, Licensor shall not unreasonably withhold its consent to a collateral assignment of this Agreement or the granting of a security interest in the Facilities to any credit, financing, or lending institution (a "Lender") from which Licensee obtains Adequate Financing; provided that, in each case, (y) the interests created by such financing arrangements do not violate the provisions of any mortgage or ground lease affecting the Building and (z) such credit, financing or lending institution enters into an agreement (a "Tripartite Agreement") with Licensor and Licensee providing, inter alia, that such institution (1) will not take any action to disrupt the provision of services hereunder by Licensee without the prior written approval of Licensor, (2) will agree that, upon a default by Licensee under loan agreement between Licensee and such institution, Licensor may assume the operation of the Facilities either directly or through such Carrier as Licensor shall identify, and (3) will not take any action to remove or dispose of any portion of the Facilities without Licensor's approval.

            (b) No assignment of this Agreement shall in any way relieve or release Licensee of any of its obligations under this Agreement, including without limitation, the payment of all amounts due hereunder. Any sublicense granted by Licensee shall be subject to all of the terms and conditions of this Agreement.

            (c) Licensor shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Agreement and in such event and upon such transfer and assignment no further liability or obligation shall thereafter accrue against Licensor and such transferee or assignee shall be bound by all of the terms and conditions of this Agreement.
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                                      9


            14. Subordination. This Agreement and the License granted hereunder is and shall be subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which now or hereafter affect the Building and/or any ground or underlying leases thereof and to all renewals, modifications, consolidations, replacements and extensions thereof and all advances thereunder; provided, however, that Licensor shall request from any future mortgagee or ground lessor its agreement that, so long as Licensee is not then in default under this Agreement, such mortgagee or ground lessor shall not disturb the possession of Licensee hereunder upon foreclosure of such mortgage or termination of such ground lease, as applicable. The provisions of this Section shall be automatic and shall not require any further action on the part of Licensee. In confirmation of such subordination, Licensee will execute and deliver upon demand of Licensor any and all reasonable instruments desired by Licensor subordinating the License to such lease, mortgage or deed of trust.

            15. End of Term. Upon the expiration or any earlier termination of the Term of this Agreement, Licensee may remove the Facilities from the Building. Licensor, by notice to Licensee delivered at least 30 days prior to such expiration, or within 30 days after any such earlier termination, may require Licensee to remove all or any portion of the Facilities from the Building, in which event Licensee shall promptly remove from the Building the Facilities so specified for removal. Licensee shall reimburse Licensor upon demand for the cost of repairing any damage to the Building occasioned by any such removal. Any Facilities not removed as aforesaid shall be deemed to have been abandoned by Licensee.

            16. No Warranties. Licensor makes no representation or warranties whatsoever with respect to the condition of the Building, or the fairness or suitability of the Building for the installation, maintenance and operation of the Facilities; the License herein granted to Licensee is made on an "as is" basis with all flaws and faults; and Licensee hereby acknowledges that it has inspected the Building, including the portions thereof subject to the License herein granted and agrees to accept all of the foregoing in its present condition. Licensee acknowledges that, except as expressly provided herein, Licensor is under no obligation to perform any work or provide any materials or services to Licensee in connection with this Agreement.

            17. Non-Recourse. The liability of Licensor for any of Licensor's obligations under this Agreement shall be limited to Licensor's interest in the Building, and Licensee shall not look to any of Licensor's other assets for enforcement or satisfaction of any such obligation, nor shall Licensee seek recourse for such enforcement or satisfaction against any direct or indirect general or limited partner, officer, director, employee or shareholder of Licensor. No direct or indirect general partner or limited partner, officer, director, employee or shareholder of Licensor shall be personally liable for the performance of Licensor's obligations under this Agreement. In no event shall Licensor or Licensee ever
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be liable for consequential, exemplary or punitive damages in connection with any breach or default by such party of the terms and provisions of this Agreement.

            18. Security. Licensee shall provide adequate security and maintenance personnel in order to ensure the safe operation of the Facilities. Licensee shall provide to Licensor a personal computer connection for an on-line network trouble reporting data base to monitor the Facilities.

            19. Compliance with Laws. Licensee, at its sole cost and expense, will comply with all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all Governmental Authorities now existing or hereafter created, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Building, or any street, avenue or sidewalk comprising a part of or any vault in or under the same, or requiring removal of any encroachment, or affecting the maintenance, use or occupation of the Building, which are applicable to the facilities and/or the use thereof. Licensee shall install, maintain and operate all of its equipment used in connection with the Facilities in conformity with all laws, codes and regulations of all Government Authorities having jurisdiction over the installation, use and operation of the Facilities including, without limitation, the Federal Communications Commission and the New York Public Service Commission; provided, however, that if compliance with such laws, codes and regulations would require a change in the size, configuration or location of the Facilities, such changes shall be subject to Licensor's prior written consent, which Licensor may not arbitrarily withhold.

            20. Maintenance. Throughout the term of this Agreement, Licensee, at its sole cost and expense, will maintain and take good care of the Facilities and other fixtures and appurtenances therein, and make all repairs thereto as and when needed to preserve them in good working order and condition; provided that any repairs which in Licensor's sole judgment affect the structural, mechanical, electrical, plumbing, fire protection or life safety systems of the Building shall be subject to the provisions of Section 6. Licensee shall repair, to Licensor's satisfaction and at Licensee's sole cost and expense, all damage or injury to any part of the Building, or to its fixtures, equipment and appurtenances, caused by or resulting from the Facilities, the moving of Licensee's property, or any act or omission of Licensee or Licensee's agents, employees, invitees or licensees. In the event Licensor performs any such obligations on Licensee's behalf, all sums paid by Licensor and all costs incurred by Licensor in performing said obligations shall be paid by Licensee to Licensor on demand, said demand to be accompanied by invoices marked "paid" or other evidence of payment.

            21. Electricity. (a) Licensee shall pay Licensor, within fifteen
(15) days of receipt of an invoice therefor, for the cost of electricity or other sources of energy
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consumed in connection with the Facilities, if any, including any electricity used by any Carrier in connection with the provision of the Services in the Building.

            (b) Licensor, at Licensee's expense, may install a submeter or submeters to monitor separately Licensee's consumption of electric energy in operating the Facilities or using the Basement Space. Licensor may, in the alternative, at Licensor's option and at Licensee's expense, from time to time cause an electrical engineer or utility consultant selected by Licensor to make a survey of the connected power load of the Facilities to determine the electric energy consumed thereby. The findings of the engineer or consultant shall be binding upon the parties.

            22. Indemnity. Licensor shall not be liable to Licensee, or to Licensee's agents, contractors or employees or to any Carrier or any recipient of the Services for any loss or damage to person or property caused for any reason whatsoever (including, without, limitation, by reason of revocation of the License pursuant to Section 27 or by reason of any theft, misappropriation or other loss of the Facilities), except if the same shall have resulted solely from Licensor's gross negligence or wilful misconduct. To the fullest extent permitted by law, Licensee shall indemnify and hold harmless Licensor, Licensor's agents, employees and representatives and their respective direct and indirect partners, officers, directors, shareholders, agents and employees and the holders of any mortgage or ground lease affecting the Building (collectively, the "Indemnitees") from and against all claims, damages, losses and expenses, including, without limitation, attorneys' fees and disbursements, directly or indirectly arising out of or resulting from this Agreement, the performance of the Alterations, the Licensor's Work, the Licensee's Work, any use of the Facilities or provision of the Services, except to the extent any such claim, damage, loss or expense is caused by Licensor's gross negligence or willful misconduct. The indemnity under this Section 22 shall not be construed to negate, waive, or otherwise reduce any other right of indemnity at law or in equity which would otherwise exist as to the matters described herein. In any and all claims against the Indemnitees by an employee of Licensee, or anyone directly or indirectly employed by Licensee or anyone for whose acts Licensee may be liable hereunder, the indemnification obligation under this Section 22 shall not be limited in any way by any limitation of the amount or type of damages, compensation or benefits payable by or for the License under the applicable worker or workmen's compensation acts. The indemnity provisions contained in this Section 22 shall survive the termination of this Agreement.

            23. Force Majeure. Licensor shall not be liable for any failure to provide access to the Facilities, to assure the beneficial use of the Facilities or to furnish any services or utilities required under this Agreement when such failure is caused by Force Majeure, and Licensee shall not be entitled to any damages resulting from such failure, nor shall such failure relieve Licensee of the obligation to pay all sums due hereunder or constitute or be construed as a constructive or other eviction of Licensee. If Licensor is required or elects to make alterations to the Building in order to comply with mandatory or voluntary controls or
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                                      12


guidelines relating to the use or conservation of energy, water or any other utility or service, neither such compliance nor the making of such alterations shall in any event entitle Licensee to any damages, relieve Licensee of the obligation to pay any of the sums due hereunder, or constitute or be construed as a constructive or other eviction of Licensee.

             24. Insurance. (a) Licensee shall keep the Facilities insured against fire and such other risks as may be included in the broad form of extended coverage insurance from time to time available. Any monies received by Licensee for loss or damage under such insurance shall be applied by Licensee first to restore, replace or rebuild the Facilities (or any part thereof) damaged or destroyed by any such insured casualty in accordance with this Agreement.

             (b) Licensee shall maintain comprehensive general liability insurance, including, without limitation, premises operations, independent contractors, completed operations, broad form property damage, personal injury and blanket contractual liability, with limits of liability for bodily injury and property damage of not less than Four Million Dollars ($4,000,000.00) per occurrence. All policies of insurance shall be issued by an insurance company licensed to do business in the State of New York, which is rated "A" and a "Financial Size Category" of at least "VIII" or better by Best's Key Rating Guide. Licensor and, if requested by Licensor, any mortgagee shall be included as an additional insured under such insurance using a standard I.S.O. endorsement or its equivalent. The insurance may be carried under blanket policies, but each must be primary insurance for the Licensor and any such mortgagee against all claims or losses arising from bodily injury, sickness, disease or death or to injury or destruction of tangible property including the loss of use resulting therefrom. Within ten (10) days after the execution of this Agreement, and at least (10) days prior to the expiration of such policies, Licensee shall deliver to Licensor duplicate originals of the policies or renewals thereof, with proof of payment of premiums therefor. The insurance policy shall be further endorsed to provide that such policy shall not be materially altered or changed or canceled without at least thirty (30) days' prior written notice thereof by registered or certified mail to Licensor.

            (c) In the event the Building or the Facilities shall be so damaged or destroyed that Licensor shall determine to demolish or remodel or substantially rebuild the Building or so as to make the use of the Facilities impractical as determined by Licensor's qualified engineer or telecommunications consultant reasonably acceptable to Licensee and having the technical expertise necessary to make such a determination, then either party may elect to terminate this License on not less than twenty (20) days' prior notice to the other party effective as of a date specified in such notice, and upon the date specified in such notice the term of the License shall expire as fully and completely as if such date were the date set forth above for the termination of this License.

            (d) If neither party elects to terminate this License pursuant to the provisions of subparagraph (c) above, Licensor shall exercise reasonable efforts to repair damage to the Building occasioned by fire or other casualty excepting a fire that occurs in or is caused by the Facilities, and except further, however, that Licensor in no event shall be required to repair, replace or restore any property of Licensee comprising part of the Facilities, all of which property shall be covered under separate insurance policies carried by Licensee for Licensee's sole benefit pursuant to subparagraphs (a) and (b) above.

            (e) Anything in this Agreement to the contrary notwithstanding, Licensor and Licensee each waive all rights of action, against the other, the other party's tenants and the respective agents, employees and representative and the respective direct and indirect partners, officers, directors, shareholders, agents and employees of all of the foregoing, for any loss or damage that may occur to the Facilities, the Building or any personal property of the waiving party by reason of fire, the elements or any other cause which could be insured against under the terms of standard fire and the then obtainable extended coverage insurance policies, regardless of cause or origin, including negligence. Licensee shall advise insurers of the foregoing and such waiver shall be part of each policy maintained by Licensee that applies to the Building.

            25. Default. If Licensee shall fail (a) twice in any twelve (12) month period, to pay any License Fees when due and such failure continues for more than five (5) days or (b) to perform any of its obligations under this Agreement, and such failure continues for a period of ten (10) days (unless such default cannot reasonably be cured within such 10 day period, in which case such period shall be extended as long as Licensee has commenced the curing of such default and thereafter prosecutes the curing of same with diligence), Licensor shall have the option to revoke the License and terminate this Agreement or at its election, Licensor may then, at Licensee's expense, cure such default on the part of Licensee by any means available to Licensor, without relieving Licensee of any of its obligations hereunder.

            26. Relocation. Upon not less than ninety (90) days' prior written notice, Licensor shall have the right, in the exercise of Licensor's reasonable discretion, to require Licensee, at Licensor's sole cost and expense, to duplicate and remove the original Facilities to such other suitable space within the Building as Licensor shall reasonably designate. Any such duplication and removal of the original Facilities shall be subject to the terms and conditions of this Agreement. Upon any such duplication and removal of the original of the Facilities, the License granted by this Agreement shall be deemed to apply to such portion of the Building in which the Facilities are then located as designated by Licensor. Licensor shall only request such duplication and removal of the original Facilities for good cause (taking into consideration the expense and inconvenience to Licensee and its customers) and if no other reasonable alternative exists.

            27. Building Rules and Regulations. Licensee shall faithfully observe and comply with the rules and regulations of the Building now in effect, a copy of which is attached hereto as Exhibit C and, after notice thereof, all reasonable modifications thereof and additions thereto from time to time promulgated in writing by Licensor (collectively, the "Building Rules"). Licensor shall not be responsible to Licensee for the nonperformance by any other tenant, licensee or occupant of the Building of any of the Building Rules.

            28. No Waiver. No waiver by Licensor of any term, condition, or requirement of this Agreement shall constitute a waiver of any other term, condition or requirement hereof, or constitute a waiver of the same term, condition or requirement in any other instance.

            29. Applicable Law. This Agreement and the License created hereby shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely within said state.

            30. Notices. All notices, demands, requests and other communications which are required or permitted herein shall be in writing and shall be sent either by (a) registered or certified mail, postage prepaid, return receipt requested, or (b) Federal Express or such other nationally recognized overnight delivery service (a "Courier"), addressed as set forth below or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given on the third (3rd) business day after posting or the first (1st) business day after depositing with such Courier. All notices delivered to multiple addresses shall be dispatched using the same means of delivery.

            If to Licensee:

            FiberNet Equal Access, LLC
            1212 43rd Avenue
            Long Island City, New York 11101
            Attention: President

            Copy to:

            Paul Hastings, Janofsky & Walker LLP
            399 Park Avenue
            New York, New York 10022
            Attention: Scott M. Wornow, Esq.

            If to Licensor:

            Tishman Speyer Trammell Crow Limited Partnership
            c/o Tishman Speyer Properties, L.P.
            520 Madison Avenue
            New York, New York 10022
            Attention: General Counsel

            Copy to:

            Tishman Speyer Trammell Crow Limited Partnership
            c/o Tishman Speyer Properties, L.P.
            520 Madison Avenue
            New York, New York 10022
            Attention: Region Manager

            31. No Leasehold Interest. This Agreement is not to be construed in any way to grant to Licensee any leasehold or any other real property interest in the portions of the Building licensed hereby or in any other portion of the Building, it being intended that this Agreement merely grant to Licensee a license to enter upon and use the Facilities during the Term in accordance with the terms and conditions hereof. Nothing contained herein shall be construed to grant to Licensee any property or ownership interest in the Building or to create a partnership or joint venture between Licensor and Licensee.

            32. Attorneys' Fees. Should any action be brought arising out of this Agreement, including, without limitation, any action for declaratory or injunctive relief, the prevailing party shall be entitled to reasonable attorneys' fees and costs and expenses of investigation all as actually incurred and including, without limitation, attorneys' fees, costs and expenses of investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under Chapters 7, 11 or 13 of the Bankruptcy Code or any successor statutes, and any judgment or decree rendered in any such actions or proceedings shall include an award thereof. The reasonableness of attorneys' fees and costs awarded pursuant to this Section shall be determined by the court and not by the jury.

            33. Brokers. Licensee represents that it has dealt with no broker in connection with this Agreement and Licensee shall hold harmless Licensor from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by Licensee of this representation.

            34. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the provision of telecommunications services to the Building by

Licensee and supersedes any other agreements that may exist between the parties as of the date hereof. This Agreement may not be amended or modified except by a writing duly executed by the parties hereto. Any past, present or future promises or representations not contained in this Agreement or in a duly executed written amendment thereto are and will be null and void and may not now or in the future be relied upon by any party.

            35. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement as of the date first written above.

                          LICENSOR:

                          TISHMAN SPEYER TRAMMELL CROW LIMITED
                          PARTNERSHIP

                          By:   TISHMAN SPEYER PCA PARTNERS, a general partner

                                By:   Tishman Speyer Institutional
                                      Partnership, L.P., a general partner

                                      By: Tishman/Speyer Institutional
                                          Associates Limited Partnership, its
                                          general partner

                                          By:     I.M.P. Realty Corp., its
                                                  general partner


                                                  By:   ____________________
                                                        Name:
                                                        Title:


                          LICENSEE:

                          FIBERNET EQUAL ACCESS, LLC


                          By: /s/ [Illegible]
                              ----------------------------
                                Name:
                                Title: Vice Pres.

                                    EXHIBIT A

                          INSTALLATION AND CONSTRUCTION

      1. Licensee shall retain the services of the Building engineers or other independent consultants with respect to any Alteration or aspect of the Facilities relating to or affecting the structural, mechanical, electrical, plumbing, fire protection and life safety systems of the Building ("Licensor Work"). Licensee shall deliver to Licensor for Licensor's approval complete engineering drawings and specifications ("Plans") in connection with any Licensor Work at least 20 days prior to the commencement of such Licensor Work (with respect to the initial installation of the Facilities, Licensee shall deliver Plans no later than 14 days after the Effective Date). Licensor or Licensor's designee shall perform the Licensor Work and Licensee shall promptly, after receipt of invoices therefor, pay the cost of the Licensor Work (including the costs of retaining engineers or other independent consultants) to Licensor or Licensor's designee.

      2. A. Licensee may retain the services of a contractor (the "Outside Contractor") to perform any work in the Building, other than the Licensor Work ("Licensee Work"). Licensee shall deliver to Licensor for Licensor's approval Plans in connection with any Licensee Work at least 20 days prior to the commencement of such Licensee Work (with respect to the initial installation of the Facilities, Licensee shall deliver Plans no later than 14 days after the Effective Date). With respect to Plans submitted to Licensor for Licensor Work or Licensee Work, Licensor shall review such Plans and shall notify Licensee of any required revisions or additions within 10 business days after delivery of the Plans to Licensor. Based upon Licensor's comments with respect to required revisions or additions in such Plans, Licensee shall make such revisions or additions and, on or before the date which is 5 business days after Licensor gives the notice referred to above, shall redeliver such Plans to Licensor for Licensor's approval.

            B. Licensee shall obtain the prior written consent of Licensor as to the Outside Contractor to be used by Licensee. At Licensee's request, Licensor will furnish a list of approved contractors. Licensee shall be solely responsible for obtaining all governmental licenses or permits required in connection with any Licensee Work and Licensee shall arrange for all required inspections of such Licensee Work by Governmental Authorities.

            C. The Outside Contractor shall: (a) conduct its work in such a manner so as not to interfere with any other construction occurring on or in the Building or with the use, occupancy or enjoyment by any Tenant of its premises or of the common areas of the Building; (b) comply with the Building Rules (as defined in the Agreement of which this Exhibit is a part); (c) maintain such insurance and bonds as may be reasonably requested by Licensor or as required by applicable law (but in any event said bonds shall be in amounts equal to the full value or cost of the work being done by the Outside Contractor); and (d) be responsible for reaching agreement with Licensor as to the terms and conditions for conducting its work, including, without limitation, arrangements for systems interfacing, use of utilities, storage of materials and access to the Building. As a condition precedent to Licensor's approving the Outside Contractor under Subsection (B) above. Licensee and the Outside Contractor shall deliver to Licensor such assurances or instruments to evidence the Outside Contractor's compliance or agreement to comply with the provisions of this Subsection (C) as may be reasonably requested by Licensor.

            D. All materialmen, contractors, artisans, mechanics, laborers and other parties contracting with Licensee for the furnishing of any labor, services, materials, supplies or equipment with respect to the Building are hereby charged with notice that they must look solely to Licensee for payment for the same. Licensee shall repair or cause to be repaired all damage caused by the Outside Contractor, its subcontractors or their employees. Licensee shall protect the Building, including all Licensor Work, from damage or soiling by the Outside Contractor and movers, and shall pay for any replacements, repairs or extra cleaning necessitated by the performance of work by the Outside Contractor or the moving of fixtures, equipment, furnishings, furniture and other property of Licensee into or out of the Building.

            E. Upon completion of any Licensee Work, Licensee shall deliver to Licensor a copy of the final plans and specifications which show the actual construction of the Facilities.

            F. Licensee shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building if, in Licensor's sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Licensor or the use and enjoyment of Tenants. In the event of such interference or conflict, upon Licensor's request, Licensee shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

                                    EXHIBIT B

                              AMORTIZATION SCHEDULE

                                ======================
                                Year 1            100%
                                ----------------------
                                Year 2            100%
                                ----------------------
                                Year 3            100%
                                ----------------------
                                Year 4             85%
                                ----------------------
                                Year 5             70%
                                ----------------------
                                Year 6             50%
                                ----------------------
                                Year 7             25%
                                ----------------------
                                Years 8-10          0%
                                ======================

                                    EXHIBIT C

                         BUILDING RULES AND REGULATIONS


            1. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Basement Space, without the prior written consent of Licensor.

            2. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed to any part of the outside of the Basement Space or Building or on the inside, of the Basement Space if the same can be seen from the outside of the Basement Space without the prior written consent of Licensor. Lettering on doors, if and when approved by Licensor, shall be inscribed, painted or affixed for Licensee in a size, color and style acceptable to Licensor.

            3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the premises, halls, passageways or other public places in the Building shall not be covered or obstructed by Licensee, nor shall any bottles, parcels or other articles be placed on the window sills, radiators or convectors.

            4. Licensor shall have the right to prohibit any advertising by Licensee which, in Licensor's opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Licensor, Licensee shall refrain from or discontinue such advertising.

            5. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Licensee or used for any purpose other than ingress or egress to and from the Basement Space and for delivery of merchandise and equipment in prompt and efficient manner, using elevators and passageways designated for such delivery by Licensor.

            6. Except in those areas designated by Licensee as "security areas", additional locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by Licensee, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key. Licensee shall, upon the termination of its tenancy, turn over to Licensor all keys of stores, offices and toilet rooms, either furnished to or otherwise procured by Licensee and in the event of the loss of any keys furnished by Licensor, Licensee shall pay to Licensor the cost thereof.

            7. Licensee shall keep the entrance door to the Basement Space closed at all times.

            8. All removals or the carrying in or out of any freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during Building standard hours therefor and in such elevators as Licensor or its agent may determine from time to time. Licensor reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or the Agreement of which these Rules and Regulations are a part. Licensor may require any person leaving the public areas of the Building with any package or other object or matter to submit a pass, signed by an authorized person, listing such package or object matter is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Licensor for the protection of Licensee or any Tenant against the removal of property from the premises of Licensee.

            9. There shall not be used in any space or in the public halls of the Building, either by Licensee or any Tenant or by jobbers or any others in the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material or any other matter or thing, any hand trucks except those equipped with rubber tires, side guards and such other safeguards as Licensor shall designate.

            10. None of Licensee's employees, visitors or contractors shall be permitted to have access to the Building's roof, mechanical, electrical or telephone rooms/closets without permission from Licensor.

            11. Licensee shall not make or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them.

            12. Licensee shall not lay floor tile, or other similar floor covering so that the same shall come in direct contact with the floor of the Basement Space and, if such floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

            13. Neither Licensee nor any of Licensee's servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Basement Space any inflammable, combustible or explosive fluid, chemical or substance except such minimal quantities that are incidental to normal office occupancy.

            14. Licensee shall not use or keep or permit to be used or kept, any hazardous or toxic materials or any foul or noxious gas or substance in the Basement Space or permit or suffer the Basement Space to be occupied or used in a manner offensive or objectionable to Licensor or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other Tenants or those having business therein.

            15. Licensee shall not cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the demised Basement Space which would annoy other tenants or create a public or private nuisance. No cooking shall be done in the Basement Space except as is expressly permitted in the foregoing Agreement.

            16. Except as specifically provided in the Agreement, Licensee shall not do any cooking, conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others.

            17. Licensee may, at its sole cost and expense and subject to compliance with all applicable requirements of the Agreement, install and maintain vending machines for the exclusive use by Licensee, its officers, employees and business guests, provided that each machine, where necessary, shall have a waterproof mat thereunder and be connected to a drain. Licensee shall not permit the delivery of any food or beverage to the Basement Space, except by such persons delivering the same as shall be approved by Licensor, which approval shall not be unreasonably withheld or delayed.

            18. Licensee shall not employ any person or persons other than the janitor of Licensor for the purpose of cleaning the Basement Space, unless otherwise agreed to by Licensor in writing. Licensee shall not cause any unnecessary labor by reason of Licensee's carelessness or indifference in the preservation of good order and cleanliness. Licensee shall not clean or permit the cleaning of any window in the premise from the outside, in violation of any requirements.

            19. Licensee shall store all its trash, garbage and recyclables within its Basement Space. No material shall be disposed of which may result in a violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only though entry ways and elevators provided for such purposes and at such times as Licensor shall designate. Licensee shall use the Building's hauler.

            20. Licensee shall, at its expense, provide artificial light for the employees of Licensor while doing janitor service or other cleaning, and in making repairs or alterations in the Basement Space.

            21. Licensee shall not mark, paint, drill into or in any way deface any part of the Basement Space or the Building, except with the prior written consent of Licensor. No boring, cutting or stringing or wires shall be permitted, except with prior written consent of Licensor, and as Licensor may direct.

            22. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Licensee or the Tenant who or whose servants, employees, agents, visitors or licensees shall have caused the same.

            23. Licensee, before closing and leaving the Basement Space at any time, shall see that all lights, water, faucets, etc. are turned out. All entrance doors in the Basement Space shall be left locked by Licensee when the Basement Space is not in use.

            24. No bicycles, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by Licensee in or about the Basement Space or the Building.

            25. Canvassing, soliciting and peddling in the Building is prohibited and Licensee shall cooperate to prevent the same.

            26. The Basement Space shall not be used for lodging or sleeping or for any immoral or illegal purposes.

            27. The Basement Space shall not be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction or otherwise, except as specifically permitted by the Agreement.

            28. Licensee shall not occupy or permit any portion of the Basement Space demised to it to be occupied as an office for a public stenographer or public typist or for the possession, storage, manufacture or sale of narcotics, dope, tobacco in any form or as a barber or manicure shop or as an employment bureau. Licensee shall not engage or pay any employees on the Basement Space, except those actually working for such Licensee on said Basement Space, nor advertise for labor giving an address at said Basement Space.

            29. Licensee shall not accept barbering or bootblacking services in the Basement Space, from any company or persons not approved by Licensor, and at hours and under regulations other than as fixed by Licensor.

            30. The requirements of Licensee will be attended to only upon written application at the office of the Building, except in the event of any emergency condition. Employees shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Licensor or in response to an emergency condition.

            31. Licensee shall be responsible for the delivery and pick up of all mail from the United States post office.

            32. Licensor reserves the right to exclude from the Building between the hours of 6 P.M. and 8 A.M. and at all hours on Saturdays, Sundays and legal holidays all persons who do not present a pass to the Building signed or approved by Licensor. Licensee shall be responsible for all persons for whom a pass shall be issued at the request of Licensee and shall be liable to Licensor for all acts of such persons.

            33. Licensee shall not invite to the Basement Space, or permit the visit of, persons in such number or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, elevators and other facilities of the building by other Tenants.

            34. In accordance with the alteration section of the Agreement. Licensor shall review and approve architectural and engineering drawings. The review/alteration of Licensee drawings and/or specifications by Tishman Speyer Properties and any of its representatives is not intended to verify the Licensee's engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building's systems and lease conditions.

            35. Licensee renovations are to (i) be performed by those contractors and subcontractors on the Licensor's approved contractor's list,
(ii) adhere to the Building's applicable Standard Operating Procedures, and
(iii) be compatible with Building Class E System and other common systems, etc.

            36. Licensor may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Licensor shall be construed as a waiver of such Rules and Regulations in favor or any other tenant or tenants, nor prevent Licensor from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

            37. Licensor shall not be responsible to Licensee or to any other person for the non-observance or violation of these Rules and Regulations by any other tenant or other person. Licensee shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Basement Space.

            38. These Rules and Regulations are in addition to, and shall not be constructed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.